Exhibit 5

Joint Filing Agreement

This will confirm the agreement by and among all the undersigned that the Statement on Schedule 13D filed on or about this date and any further amendments thereto with respect to beneficial ownership by the undersigned of the shares of the common stock and warrants to purchase shares of common stock of Ikanos Communications, Inc. (the “Company”) and such other securities of the Company that the undersigned may acquire or dispose of from time to time. This agreement is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934.

The undersigned further agree that each party hereto is responsible for timely filing of such Statement on Schedule 13D and any further amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, provided that no party is responsible for the completeness and accuracy of the information concerning the other party, unless such party knows or has reason to believe that such information is inaccurate. The undersigned further agree that this Agreement shall be included as an Exhibit to such joint filing.

This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Tallwood III, L.P. Tallwood III Partners, L.P. Tallwood III Associates, L.P. By: Tallwood III Management, LLC Its General Partner

By:	/s/ George Pavlov
George Pavlov, Managing Member

Tallwood III Annex, L.P. By: Tallwood III Annex Management, LLC Its General Partner

By:	/s/ George Pavlov
George Pavlov, Managing Member

Tallwood III Management, LLC

By:	/s/ George Pavlov
George Pavlov, Managing Member

Tallwood III Annex Management, LLC

By:	/s/ George Pavlov
George Pavlov, Managing Member

/s/ Luis Arzubi
Luis Arzubi

/s/ Diosdado Banatao
Diosdado Banatao

/s/ George Pavlov
George Pavlov